UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

Trinseo PLC

(Exact name of registrant as specified in its charter)

Ireland	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 East Swedesford Road, Suite 301,

Wayne, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on which registered
Ordinary Shares, par value $0.01 per share	TSE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

On September 26, 2024, the Board of Directors of Trinseo PLC (the “Company”) approved a restructuring plan (the “2024 Restructuring Plan”) designed to reduce costs by streamlining commercial and operational activities and to further improve profitability and better position the Company for longer term growth and cash flow generation. The 2024 Restructuring Plan includes: (i) combining the management of its Engineered Materials, Plastics Solutions and Polystyrene businesses, effective October 1, 2024, (ii) a reduction in workforce of supporting functions and (iii) exit of virgin polycarbonate production at its Stade, Germany production facility.

The Company expects to record total pre-tax restructuring charges of $23 million to $28 million, principally comprised of $22 million to $26 million of severance and related benefit costs and $1 million to $2 million of asset-related and contract termination charges, primarily related to the virgin polycarbonate manufacturing site in Stade, Germany. The anticipated future cash payments associated with these charges, primarily related to severance and related benefit costs are expected to be approximately $22 million to $26 million with substantially all payments to be made by the end of 2026.

The Company expects the 2024 Restructuring Plan actions, certain of which are subject to the satisfaction of local law requirements in various jurisdictions, to commence in the third quarter of 2024 and be completed by the end of 2026. However, the actual timing and costs of the 2024 Restructuring Plan may differ from the Company’s current expectations and estimates and such differences may be material since these charges are subject to ongoing negotiations with works councils, industrial associations and government authorities.

The Company estimates that the 2024 Restructuring Plan initiatives will deliver approximately $45 million to $50 million of annualized profitability improvement beginning in 2026.

A copy of the Company’s press release announcing the 2024 Restructuring Plan is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Cautionary Note on Forward-Looking Statements

This Current Report may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding its business, the economy, its current indebtedness, accessibility of debt markets, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives and to successfully generate cost savings and increase profitability through such initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit; increased energy costs; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —”Risk Factors” and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, the Company’s actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this Current Report are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the 2024 Restructuring, the Company revised its compensation for Han Hendriks, its SVP, Chief Technology and Sustainability Officer, in recognition of his expanded scope in the new organizational structure. Pursuant to the revised compensation package, Mr. Hendriks’ annual performance award cash bonus target amount will be increased to 85% of base salary for the 2025 calendar year.

ITEM 9.01	Exhibits.
99.1	Press Release dated September 30, 2024
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO PLC

	By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Executive Vice President and Chief Financial Officer

Date: September 30, 2024